Exhibit 99.1

CONTACT: Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119 (918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Increased Quarterly and Record Year-to-Date Financial Results;

Increases Quarterly Cash Distribution 2.0% to $0.76 Per Unit

TULSA, OKLAHOMA, October 28, 2009 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported increased quarterly and record year-to-date revenues, EBITDA and net income for the three months and nine months ended September 30, 2009 (the “2009 Quarter” and “2009 Period,” respectively).

Comparing the 2009 Quarter to the quarter ended September 30, 2008 (the “2008 Quarter”), revenues increased 4.8% to $299.6 million, EBITDA rose 19.7% to $72.8 million, and net income climbed 25.1% to $36.4 million, or $0.57 of net income per basic and diluted limited partner unit. (For a discussion of our net income presentation and a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

Revenues for the 2009 Period rose 10.3% to a record $932.8 million, compared to the nine months ended September 30, 2008 (the “2008 Period”). EBITDA and net income also reached record levels in the 2009 Period, as EBITDA increased 32.1% to $257.7 million and net income jumped 38.0% to $150.4 million, or $2.85 of net income per basic and diluted limited partner unit, both compared to the 2008 Period.

ARLP also announced that the Board of Directors of its managing general partner (the “Board”) increased the cash distribution to unitholders for the 2009 Quarter to $0.76 per unit (an annualized rate of $3.04 per unit), payable on November 13, 2009 to all unitholders of record as of the close of trading on November 6, 2009. The announced distribution represents an 8.6% increase over the cash distribution of $0.70 for the 2008 Quarter and a 2.0% increase over the cash distribution of $0.745 for the second quarter of this year.

“ARLP again delivered solid performance in the third quarter of 2009, posting strong year-over-year results,” said Joseph W. Craft III, President and Chief Executive Officer. “During the quarter ARLP also continued to build for the future. We further strengthened our contract position through a new long-term coal sales agreement with TVA. We also achieved a significant milestone at our River View development as initial coal production began at this new mine. In addition, construction progressed on schedule at our Tunnel Ridge development project. These accomplishments are particularly impressive in light of the significant demand destruction for coal based electricity caused by the worst recession our country has experienced since the Great Depression. Our employees have worked hard to successfully manage these market difficulties as well as the heavy government regulation facing the coal industry and have kept ARLP on pace to post its ninth consecutive year of record financial performance.”

Consolidated Financial Results

Three Months Ended September 30, 2009 Compared to Three Months Ended September 30, 2008

Revenues increased in the 2009 Quarter on the strength of higher pricing under ARLP’s coal sales contracts, which more than offset the decline in tons sold. Average coal sales prices increased 11.7% in the 2009 Quarter to $45.58 per ton sold, compared to $40.79 per ton sold in the 2008 Quarter. Unplanned customer outages, contractual deferrals and weak spot market demand continued to impact coal sales volumes in the 2009 Quarter, resulting in a 6.4% decrease in sales volumes to 6.2 million tons. Production volumes also declined 3.9% in the 2009 Quarter to 6.3 million tons as ARLP continued to adjust production levels to contractual obligations and market demand.

Higher labor-related and sales-related expenses and costs related to the River View and Tunnel Ridge mine development projects pushed total operating expenses up 2.8% to $204.8 million in the 2009 Quarter, compared to $199.3 million in the 2008 Quarter. As a result of ARLP’s cost control initiatives, these increases were partially offset by lower materials and supplies expenses and contract mining costs. In addition, reflecting the previously mentioned weakness in the spot coal market, outside coal purchases declined $6.5 million in the 2009 Quarter compared to the 2008 Quarter.

Financial results for the 2009 Quarter also benefited from a $1.6 million increase in other sales and operating revenues, primarily as a result of higher product sales by Matrix Design Group – an ARLP subsidiary providing leading-edge safety technology and services to the coal industry. Depreciation, depletion and amortization increased in the 2009 Quarter to $28.1 million, compared to $25.4 million in the 2008 Quarter, as a result of continuing capital expenditures related to infrastructure improvements, efficiency projects and expansion of production capacity. In addition, net interest expense increased $1.5 million to $7.6 million, primarily due to lower interest income in the 2009 Quarter compared to the 2008 Quarter. General and administrative expenses increased in the 2009 Quarter to $10.0 million, compared to $7.2 million in the 2008 Quarter, primarily as a result of higher unit-based incentive compensation expenses.

Nine Months Ended September 30, 2009 Compared to Nine Months Ended September 30, 2008

Increased revenues in the 2009 Period reflect higher average coal sales prices, which rose 18.2% to $46.76 per ton sold in the 2009 Period, more than offsetting lower coal sales volumes of 18.9 million tons, which declined approximately 1.4 million tons compared to the 2008 Period. As discussed above, comparative financial results for the 2009 Period were negatively impacted by higher operating expenses and depreciation, depletion and amortization. Net interest expense also increased in the 2009 Period, compared to the 2008 Period, due to ARLP’s $350 million private placement of debt in June 2008. These impacts were partially offset by increased other sales and operating revenues and lower outside coal purchases in the 2009 Period, compared to the 2008 Period.

Comparative results between the 2009 and 2008 Periods were also impacted by non-recurring benefits to net income in the second quarter of 2008 totaling $9.9 million related to favorable claims settlements and sale of non-core coal reserves.

Regional Results and Analysis

(in millions, except per ton data)	2009 Third Quarter	2008 Third Quarter	% Change Quarter / Quarter	2009 Second Quarter	% Change Sequential

Illinois Basin
Tons sold	4.925	4.934	(0.2)%	5.062	(2.7)%
Coal sales price per ton (1)	$42.11	$35.08	20.0%	$43.06	(2.2)%
Segment Adjusted EBITDA Expense per ton (2)	$27.93	$25.98	7.5%	$27.88	0.2%
Segment Adjusted EBITDA (2)	$70.1	$45.1	55.4%	$77.0	(9.0)%

Central Appalachia
Tons sold	0.604	0.810	(25.4)%	0.615	(1.8)%
Coal sales price per ton (1)	$68.43	$61.52	11.2%	$66.70	2.6%
Segment Adjusted EBITDA Expense per ton (2)	$57.64	$47.96	20.2%	$56.69	1.7%
Segment Adjusted EBITDA (2)	$6.5	$11.0	(40.9)%	$6.2	4.8%

Northern Appalachia
Tons sold	0.650	0.859	(24.3)%	0.570	14.0%
Coal sales price per ton (1)	$50.58	$54.00	(6.3)%	$50.25	0.7%
Segment Adjusted EBITDA Expense per ton(2)	$47.18	$43.40	8.7%	$48.63	(3.0)%
Segment Adjusted EBITDA (2)	$3.2	$10.3	(68.9)%	$1.6	100.0%

Total (3)
Tons sold	6.179	6.603	(6.4)%	6.247	(1.1)%
Coal sales price per ton (1)	$45.58	$40.79	11.7%	$46.04	(1.0)%
Segment Adjusted EBITDA Expense per ton (2)	$33.21	$31.21	6.4%	$32.77	1.3%
Segment Adjusted EBITDA (2)	$82.8	$68.0	21.8%	$86.4	(4.2)%

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For definitions of Segment Adjusted EBITDA expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.
(3)	Total includes other, corporate and eliminations.

Reduced customer deliveries and generally weak coal demand resulted in lower total coal sales volumes in the 2009 Quarter compared to both the 2008 Quarter and the second quarter of 2009. Coal sales volumes in the Illinois Basin reflect reduced deliveries due to unplanned customer outages and deferred contractual deliveries during the 2009 Quarter. Weak demand in the Central Appalachian region also impacted contracted delivery schedules, resulting in lower coal sales volumes in the 2009 Quarter. In addition, lower coal sales volumes in the Northern Appalachian region reflect reduced spot market sales in the 2009 Quarter compared to the 2008 Quarter. Northern Appalachian coal sales volumes improved sequentially, however, primarily as a result of increased sales into the export market. Coal inventories increased during the 2009 Quarter to a total of approximately 1.1 million tons, an increase of approximately 600,000 tons over the 2008 Quarter and 140,000 tons over the sequential 2009 quarter.

Comparing the 2009 Quarter to the 2008 Quarter, ARLP continued to benefit from improved contract pricing as total average coal sales price increased $4.79 per ton. Sequentially, the Illinois Basin region realized lower average coal sales prices per ton in the 2009 Quarter primarily due to reduced sales of higher-priced spot market tons. Sales prices improved sequentially in Central Appalachia, primarily due to the mix of coal shipments in the 2009 Quarter compared to the second quarter of 2009, and in Northern Appalachia, due to the higher price realized on the previously mentioned export sales.

Production adjustments in response to reduced coal demand, coal inventory and, as previously discussed, increased labor-related and sales-related expenses, along with costs related to development of the River View and Tunnel Ridge mines all contributed to higher total Segment Adjusted EBITDA expense per ton during the 2009 Quarter. Increased labor-related expenses included higher workers’ compensation expense (primarily due to a non-cash charge related to discount rate fluctuations), which impacted Segment Adjusted EBITDA expense by $1.08 per ton on a consolidated basis, $0.68 per ton in the Illinois Basin, $0.90 per ton in Northern Appalachia and $4.44 per ton in Central Appalachia. Sequentially, increased longwall run days drove Northern Appalachia’s Segment Adjusted EBITDA Expenses lower in the 2009 Quarter.

Outlook

Commenting on ARLP’s outlook for the remainder of 2009, Mr. Craft said, “Generally weak demand for electricity continues to dampen coal demand in the markets we serve. Although there are signals that some segments of the U.S. economy are beginning to stabilize and recent pressure on coal demand from fuel switching has begun to abate as natural gas prices increase, we believe slow growth in the industrial sector is likely to keep power generation essentially flat in the near term. Anemic power generation, coupled with historically high customer stockpiles, is expected to constrain utility coal demand through most of 2010 as well. On a positive note, metallurgical coal demand and pricing for this product are rising. Despite these current challenges, we have strengthened our coal sales position for 2010. ARLP recently contracted for the 2010 delivery of approximately 450,000 tons into the higher priced metallurgical coal export market and, as previously reported, increased our commitments to TVA by two million tons annually for seven years starting in 2010. To satisfy these new commitments as well as the new base load contracts previously signed to open our new River View mine, we expect our production will need to grow around 13% to 18% in 2010, compared to 2009. Longer term, our customers continue to value ARLP’s operational flexibility, product diversity and financial stability. ARLP’s strength has allowed us to secure commitments and pricing for substantially all of our 2009 production, 90% to 95% of our anticipated 2010 production, and 80% to 85% of estimated 2011 production. With these commitments, ARLP is well positioned to extend its track record of superior performance into the future, including growth in distributions to our unitholders.”

Based on performance to date and current estimates, ARLP is now anticipating results for the 2009 full year near the lower end of its previous guidance ranges, which were, for coal sales and production, 25.9 to 26.4 million tons; revenues, excluding transportation revenues, $1.20 to $1.30 billion; EBITDA, $335.0 to $365.0 million; and net income, $185.0 to $215.0 million. ARLP continues to expect total capital expenditures for 2009 in a range of $350.0 to $400.0 million. These estimated ranges reflect ARLP’s current expectations and its best judgments regarding the coal markets, coal sales volumes and other factors for the balance of 2009. As reflected in the Forward-Looking Statements Disclosure below, a number of these factors are beyond ARLP’s control and, consequently, its actual results may differ from current expectations.

A conference call regarding ARLP’s 2009 Quarter financial results is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (866) 713-8310 and provide pass code 52016000. International callers should dial (617) 597-5308. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial (888) 286-8010 and provide pass code 44482289. International callers should dial (617) 801-6888.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. ARLP, the nation’s only publicly traded master limited partnership involved in the production and marketing of coal, is currently the fifth largest coal producer in the eastern United States with operations in all major eastern coalfields. ARLP operates eight mining complexes in Illinois, Indiana, Kentucky, Maryland, and West Virginia. ARLP recently initiated operations at a newly constructed mining complex in Kentucky and is constructing a new mining complex in West Virginia. ARLP also operates a coal loading terminal on the Ohio River at Mt. Vernon, Indiana. ARLP mining activities are conducted in three geographic regions commonly referred to in the coal industry as the Illinois Basin, Central Appalachian and Northern Appalachian regions.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; sustained decreases in coal prices, which could adversely affect our operating results and cash flows; decreases in spot market prices for coal; risks associated with the expansion of our operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; the impact and duration of the current worldwide economic downturn; liquidity constraints, including those resulting from the cost or unavailability of financing due to current credit market conditions; customer bankruptcies or cancellations or breaches to existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations, including those related to carbon emissions, and other factors; legislation, regulatory and court decisions and interpretations thereof, including issues related to climate change and miner health and safety; our productivity levels and margins earned on our coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; coal market’s share of electricity generation; prices of fuel that compete with or impact coal usage, such as oil or natural gas; replacement of coal reserves; a loss or reduction of benefits from certain tax credits; and difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 2, 2009 with the SEC. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Tons Sold	6,179	6,603	18,853	20,219
Tons Produced	6,304	6,561	19,500	19,893

SALES AND OPERATING REVENUES:
Coal sales	$281,628	$269,318	$881,508	$800,043
Transportation revenues	11,663	11,721	35,347	33,348
Other sales and operating revenues	6,353	4,751	15,993	12,211

Total revenues	299,644	285,790	932,848	845,602

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	204,840	199,321	605,693	583,302
Transportation expenses	11,663	11,721	35,347	33,348
Outside coal purchases	517	6,995	5,709	14,450
General and administrative	9,959	7,184	29,000	28,134
Depreciation, depletion and amortization	28,145	25,403	83,767	74,297
Gain from sale of coal reserves	—	—	—	(5,159)
Net gain from insurance settlement and other	—	—	—	(2,790)

Total operating expenses	255,124	250,624	759,516	725,582

INCOME FROM OPERATIONS	44,520	35,166	173,332	120,020

Interest expense	(7,675)	(8,134)	(23,464)	(14,372)
Interest income	112	2,118	1,036	2,413
Other income	126	231	554	698

INCOME BEFORE INCOME TAXES	37,083	29,381	151,458	108,759
INCOME TAX EXPENSE (BENEFIT)	586	92	811	(633)

NET INCOME	36,497	29,289	150,647	109,392
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(53)	(153)	(232)	(396)

NET INCOME ATTRIBUTABLE TO ALLIANCE RESOURCE PARTNERS, L.P. (“NET INCOME OF ARLP”)	$36,444	$29,136	$150,415	$108,996

GENERAL PARTNERS’ INTEREST IN NET INCOME OF ARLP	$15,192	$11,512	$44,813	$32,331

LIMITED PARTNERS’ INTEREST IN NET INCOME OF ARLP	$21,252	$17,624	$105,602	$76,665

BASIC AND DILUTED NET INCOME OF ARLP PER LIMITED PARTNER UNIT (1)	$0.57	$0.47	$2.85	$2.08

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.745	$0.66	$2.19	$1.83

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING (1)	36,661,029	36,613,458	36,653,710	36,601,769

(1)	On January 1, 2009, we adopted retrospectively the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 260-10-55-102 through 55-110, Master Limited Partnerships (Emerging Issues Task Force No. 07-4, Application of the Two-Class Method under FASB Statement No. 128, Earnings Per Share, to Master Limited Partnerships) which impacts our presentation of earnings per unit in periods when our aggregate net income exceeds the aggregate distributions because undistributed earnings are no longer allocated to the IDR holder as previously prescribed.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	September 30,	December 31,
	2009	2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$91,634	$244,875
Trade receivables	93,532	87,922
Other receivables	3,662	6,018
Due from affiliates	86	—
Marketable securities	4,952	—
Inventories	49,239	26,510
Advance royalties	3,200	3,200
Prepaid expenses and other assets	802	10,070

Total current assets	247,107	378,595

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	1,317,098	1,085,214
Less accumulated depreciation, depletion and amortization	(532,741)	(468,784)

Total property, plant and equipment, net	784,357	616,430

OTHER ASSETS:
Advance royalties	26,628	23,828
Other long-term assets	12,346	11,787

Total other assets	38,974	35,615

TOTAL ASSETS	$1,070,438	$1,030,640

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$65,534	$63,236
Due to affiliates	487	706
Accrued taxes other than income taxes	11,837	11,195
Accrued payroll and related expenses	23,709	20,555
Accrued interest	6,703	3,454
Workers’ compensation and pneumoconiosis benefits	9,254	9,377
Current capital lease obligation	331	351
Other current liabilities	12,424	11,911
Current maturities, long-term debt	18,000	18,000

Total current liabilities	148,279	138,785

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	422,000	440,000
Pneumoconiosis benefits	33,559	31,436
Accrued pension benefit	20,881	19,952
Workers’ compensation	59,663	47,828
Asset retirement obligations	57,949	56,204
Due to affiliates	867	420
Long-term capital lease obligation	543	784
Other liabilities	6,140	5,039

Total long-term liabilities	601,602	601,663

Total liabilities	749,881	740,448

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Alliance Resource Partners, L.P. (“ARLP”) Partners’ Capital:
Limited Partners - Common Unitholders 36,661,029 and 36,613,458 units outstanding, respectively	631,458	604,998
General Partners’ deficit	(293,652)	(295,834)
Accumulated other comprehensive income (loss)	(18,408)	(19,899)

Total ARLP Partners’ Capital	319,398	289,265
Noncontrolling interest	1,159	927

Total Partners’ Capital	320,557	290,192

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$1,070,438	$1,030,640

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2009	2008

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$238,349	$192,720

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(251,453)	(122,887)
Changes in accounts payable and accrued liabilities	5,084	11,339
Proceeds from sale of property, plant and equipment	1	2,487
Proceeds from sale of coal reserves	—	7,159
Purchase of marketable securities	(4,527)	—
Payment for acquisition of coal reserves and other assets	—	(29,800)
Receipts of prior advances on Gibson rail project	1,828	1,645

Net cash used in investing activities	(249,067)	(130,057)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	—	350,000
Borrowings under revolving credit facilities	—	88,850
Payments under revolving credit facilities	—	(116,850)
Payments on capital lease obligation	(261)	(281)
Payment on long-term debt	(18,000)	(18,000)
Payment of debt issuance costs	—	(1,721)
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(791)	—
Cash contributions by General Partners	31	866
Distributions paid to Partners	(123,689)	(96,912)

Net cash provided by (used in) financing activities	(142,710)	205,952

EFFECT OF CURRENCY TRANSLATION ON CASH	187	—

NET CHANGE IN CASH AND CASH EQUIVALENTS	(153,241)	268,615

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	244,875	1,118

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$91,634	$269,733

Presentation of Net Income

On January 1, 2009 we adopted the provisions of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 810-10-65 (Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements), which establishes accounting and reporting standards for noncontrolling ownership interest in subsidiaries. Prior to adoption of ASC 810-10-65, consolidated net income included earnings attributable to ARLP but excluded earnings attributable to noncontrolling interests. Consolidated net income now includes earnings attributable to both ARLP and noncontrolling interests. Unless otherwise noted, any reference above to net income in this release represents net income attributable to ARLP.

Reconciliation of GAAP “Cash Flows Provided by Operating Activities” to non-GAAP “EBITDA”, Reconciliation of non-GAAP “EBITDA” to GAAP “Net Income” and “Net Income Attributable to ARLP” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization and net income attributable to noncontrolling interest. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2009	2008	2009	2008	2009E Midpoint
Cash flows provided by operating activities	$74,088	$41,921	$238,349	$192,720	$320,000
Non-cash compensation expense	(926)	(1,376)	(2,676)	(2,854)	(3,600)
Asset retirement obligations	(669)	(714)	(2,008)	(2,131)	(2,700)
Coal inventory adjustment to market	(261)	(100)	(891)	(639)	(900)
Net gain on foreign currency exchange	—	—	187	—	750
Net gain (loss) on sale of property, plant and equipment	(72)	774	(117)	773	(100)
Gain on sale of coal reserves	—	—	—	5,159	—
Other	(126)	(535)	(400)	(315)	—
Net effect of working capital changes	(7,392)	14,722	1,970	(9,024)	5,750
Interest expense, net	7,563	6,016	22,428	11,959	29,800
Income tax expense (benefit)	586	92	811	(633)	1,000

EBITDA	72,791	60,800	257,653	195,015	350,000
Depreciation, depletion and amortization	(28,145)	(25,403)	(83,767)	(74,297)	(118,900)
Interest expense, net	(7,563)	(6,016)	(22,428)	(11,959)	(29,800)
Income tax (expense) benefit	(586)	(92)	(811)	633	(1,000)

Net income	36,497	29,289	150,647	109,392	200,300
Net income attributable to noncontrolling interest	(53)	(153)	(232)	(396)	(300)

Net income attributable to ARLP	$36,444	$29,136	$150,415	$108,996	$200,000

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousand, except per ton data).

Segment Adjusted EBITDA Expense per ton represents the sum of operating expenses, outside coal purchases and other income divided by tons sold. Transportation expenses are excluded as these expenses are passed through to our customers, consequently we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments. Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended September 30,
	2009	2008

Operating expense	$204,840	$199,321
Outside coal purchases	517	6,995
Other income	(126)	(231)

Segment Adjusted EBITDA Expense	$205,231	$206,085
Divided by tons sold	6,179	6,603

Segment Adjusted EBITDA Expense per ton	$33.21	$31.21

Segment Adjusted EBITDA is defined as income before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and income attributable to noncontrolling interest.

	Three Months Ended September 30,
	2009	2008

EBITDA (See reconciliation to GAAP above)	$72,791	$60,800
General and administrative	9,959	7,184

Segment Adjusted EBITDA	$82,750	$67,984